UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 23, 2016

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 23, 2016, Office Depot, Inc. (the “Company” or “Office Depot”) announced that it has received an irrevocable offer from Aurelius Rho Invest DS GmbH, a subsidiary of The AURELIUS Group (the “Purchaser”), to acquire the Company’s European business operations (the “OD European Business”). The annual revenue for the OD European Business is approximately €2 billion. The transaction is structured as an equity sale, for nominal consideration, with the Purchaser acquiring the OD European Business with its assets and liabilities.

The Purchaser has provided the offer to Office Depot Foreign Holdings LP, LLC and Office Depot Foreign Holdings GP, LLC (collectively, “Office Depot Foreign Holdings”), wholly-owned subsidiaries of the Company, to purchase the OD European Business on the terms and subject to the conditions set out in a form of sale and purchase agreement agreed among Office Depot Foreign Holdings, the Company and the Purchaser. Upon completion of the consultation with the central works council, which represents employees of the OD European Business in France, Office Depot Foreign Holdings will have an option (exercisable solely in the discretion of Office Depot Foreign Holdings) to enter into a definitive sale and purchase agreement (the “SPA”) with the Purchaser providing for the sale of the OD European Business. If the option is not exercised by Office Depot Foreign Holdings within the prescribed time period, or if Office Depot Foreign Holdings fails to participate in the consultation process, a €5 million fee will be payable by Office Depot Foreign Holdings to the Purchaser.

Agreed terms in the SPA include provisions: (i) that the transaction will be subject to the receipt of antitrust clearance (or expiration of the relevant waiting period) of the European Commission (which the Purchaser must use its best endeavors to satisfy as soon as possible); and (ii) pertaining to certain indemnities and undertakings from the Company and Office Depot Foreign Holdings and the Purchaser.

The SPA contains customary warranties of Office Depot Foreign Holdings and the Purchaser. Subject to certain exceptions, these warranties will survive for a period from 12 months to 5 years following the closing of the transaction and, in the event of a breach, Office Depot Foreign Holdings may be subject to a claim for damages, which, in some cases, would be subject to certain limitations.

Office Depot Foreign Holdings’ aggregate liability for all warranty and indemnity claims under the SPA is limited in aggregate to €10 million related to the OD European Business.

The Company will retain responsibility for the UK defined benefit pension plan, which will be facilitated through a transfer of the plan from the OD European Business to a subsidiary of the Company prior to the completion of the transaction under the SPA.

The transaction is expected to close by fiscal year end. Until the closing date, the Company has agreed to operate the OD European Business in the ordinary course. The Company has agreed to provide certain transitional services to the Purchaser for a limited period of time following the closing.

On September 23, 2016, the Company issued a press release pertaining to the transaction. The text of the press release, which is attached as Exhibit 99.1, is incorporated by reference herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release dated September 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICE DEPOT, INC.

Date: September 23, 2016

	By:	/s/ Stephen R. Calkins
Stephen R. Calkins Executive Vice President, Chief Legal Officer & Corporate Secretary

EXHIBIT INDEX

Exhibit 99.1	Press release dated September 23, 2016